Exhibit 99.1

Dr. Ray Irani and Linda Chen Join the Board of Directors for Wynn Resorts, Limited

LAS VEGAS - (BUSINESS WIRE) -October 31, 2007—Wynn Resorts, Limited (Nasdaq: WYNN) announced today that it has appointed Dr. Ray Irani and Linda Chen as members of the Company’s Board of Directors. Dr. Irani is the sixth independent member of the Board.

Dr. Ray R. Irani is Chairman and Chief Executive Officer of Occidental Petroleum Corporation. He joined Occidental in 1983 as Chief Executive Officer and Chairman of Occidental Chemical Corporation, an Occidental subsidiary. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani is a Director of the American Petroleum Institute, and The TCW Group, Inc. He is a Trustee of the University of Southern California and is Co-Chairman of the Board of the American University of Beirut, and also serves on the Board of Governors of Town Hall and the World Affairs Council. Dr. Irani is a member of the American Chemical Society, The Conference Board, the Council on Foreign Relations, the National Petroleum Council, and the Scientific Research Society of America. He also serves on the Advisory Board of RAND’s Center for Middle East Public Policy. Dr. Irani received a B.S. degree in chemistry from the American University of Beirut in 1953 and a Ph.D. in physical chemistry from the University of Southern California in 1957.

Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she served since June 2002. Ms. Chen is responsible for managing the Company’s global marketing efforts and is intrinsically involved in operations and strategic development of Wynn Macau. Before joining Wynn Resorts, Ms. Chen was the Executive Vice President of International Marketing for MGM MIRAGE from June 2000 through May 2002. In this capacity, Ms. Chen was responsible for international marketing operations for MGM, Bellagio and Mirage. Prior to MGM MIRAGE, Ms. Chen served in various senior positions with Mirage, MGM and Bellagio Hotels and opened each of the three properties in 1989, 1993, and 1998 respectively. Ms. Chen has a Bachelor of Science degree in Hotel Administrations from Cornell University and is a graduate of Stanford Graduate School of Business Executive Development Program.

CONTACT: Wynn Resorts, Limited, Las Vegas

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited